Exhibit 99.3

STATE OF NEWYORK DEPARTMENT OF ENVIRONMENTAL CONSERVATION

In the Matter of

JBI, Inc.	CONSENT ORDER
20 Iroquois St.	File No. 10-54
Niagara Falls, NY 14303

(Niagara County)

Respondent.

1. JBI, Inc. (Respondent) owns and operates a pyrolysis facility in Niagara Falls, New York ("Facility") which is designed to convert up to 2,000 pounds per hour of waste plastics to a raw liquid fuel and a gaseous fuel. The term pyrolysis is defined in NYCRR Part 360-3.2 (d) as “Pyrolysis means a process using applied heat in an oxygen-deficient or oxygen-free environment for chemical decomposition of solid waste.”

2. The New York State Department of Environmental Conservation (hereinafter referred to as the “DEC” or “the Department”) is an executive department of the State of New York with jurisdiction over the environmental policy and laws of this state, pursuant to, inter alia, the Environmental Conservation Law (hereinafter referred to as the “ECL”) 3-0301. In particular, DEC has jurisdiction over air resources pursuant to Articles 19 and 71 of the ECL and solid waste pursuant to Articles 27 and 71 of the ECL.

3. Article 19 of the ECL sets forth certain provisions governing the prevention and control of air pollution within the State of New York and provides for the adoption of implementing codes, rules, and regulations therefor and the enforcement thereof by the New York State Department of Environmental Conservation (the "Department"). Article 27, Title 7, of the ECL sets forth provisions governing solid waste management and provides for the implementation of rules and regulations promulgated thereunder in 6 NYCRR Part 360, and the enforcement thereof.

4. Respondent submitted a letter to the Department on March 17, 2010 requesting permission to run a shakedown period and a trial test to obtain operating and emission data for a pyrolysis unit it planned to install at the Facility. Permission to operate for 30 days was granted by the Department’s Division of Air on March 24, 2010. Respondent has been testing and operating periodically since then.

5. Respondent submitted an application dated August 10, 2010 for a Beneficial Use Determination (BUD) that the incoming plastic material to be used in the pyrolysis unit would not be considered a solid waste. The Department advised Respondent on October 5, 2010, that the BUD submittal was incomplete and that further information would be needed before the Department could determine if a BUD or a Part 360 permit would be needed for this facility. Respondent re-submitted its BUD petition on October 22, 2010 with more detail on the pyrolysis process and sources of plastic, storage, and processing of plastic at its Facility. Respondent also applied to the Department, pursuant to 6 NYCRR 201-5, for an Air State Facility permit on November 12, 2010, and submitted an Environmental Assessment Form on November 17, 2010, which referenced the BUD and State Facility Permit applications.

6. By letter dated December 1, 2010, the Department informed Respondent that pursuant to 6 NYCRR Part 360 Regulations, a Subpart 3 permit, “Solid Waste Incinerators or Refuse-Derived Fuel Processing Facilities or Solid Waste Pyrolysis units” would be required and denied the BUD application.

7. 6 NYCRR Part 617 (State Environmental Quality Review Act) requires that an agency must consider an entire project as a whole and not separately. Consequently, the Air State Facility permit application must be reviewed in conjunction with a Part 360 permit application. Since Respondent’s operations plan was based on a receipt of a BUD, Respondent must now prepare and submit a Part 360 permit application for the use of waste plastics at the Facility.

8. The Respondent desires to enter into the within Order with the Department for the purpose of obtaining temporary authority to operate a solid waste management facility and continuing temporary authority to commercially operate one pyrolysis unit at the Facility, to construct an additional pyrolysis unit at the Facility; to sell fuel generated by the first unit; to apply for a Part 360 Permit; and for the implementation of a Schedule of Compliance to facilitate the permitting process and to address operational and record keeping requirements that may affect the operations and activities at the Site. Respondent shall comply with all applicable solid waste laws, Article 27 of the ECL, and its implementing regulations found in 6 NYCRR Part 360, and comply with all applicable air pollution control laws, Article 19 of the ECL and its implementing regulations found in 6 NYCRR Part 200.

9. The Department and Respondent agree that the goal of this Order is to establish the terms and conditions under which the Respondent will complete the permit application process and to allow Respondent to temporarily commercially continue operating one pyrolysis unit and sell the fuel product, pursuant to this Order on Consent pending issuance of those permits. If Respondent fails to comply with the terms of this Order, continued operation without the necessary permits from the Department would constitute a violation of ECL Article 19 and Article 27.

10. Respondent waives its right to a hearing on this matter and judicial review as provided by law, consents to the issuance of this Order and agrees to be bound by its terms.

NOW, having considered this matter and being duly advised, it is ORDERED:

I.            Stipulated Penalty. In the event Respondent fails to satisfy the milestone dates imposed in Schedule A of this Order on Consent, DEC shall be entitled to judgment against Respondent. Respondent hereby consents to entry of judgment in New York State Supreme Court for a stipulated penalty for each day of such violation of this Order on Consent. Payment of the penalties shall not in any way alter Respondent’s obligation to complete performance under the terms of this Order. Said stipulated penalties shall be in the following amounts:

PERIOD OF NON-COMPLIANCE	PENALTY PER DAY

1st Day through 30th Day	$ 500
31st Day through 40th Day	$750
41st Day through 50th Day	$1,000
51st Day through 60th Day	$1,500
Each Day beyond the 60th Day	$2,500

The stipulated penalty shall become due and payable, and may be entered as a judgment, upon ten (10) days written notice to Respondent.

II.            Schedule of Compliance. Respondent shall immediately comply with Schedules A and B, which are attached hereto and made a part hereof.

III.          Communications

    A.  Respondent shall be responsible for the content of any submissions made pursuant to this Order. All communications, reports and submissions required by this Order shall be transmitted by United States Postal Service, by private courier service, or hand delivered as follows:

1.             Communication from Respondent shall be sent to:

Regional Air Resources Engineer
Division of Air Resources
New York State Department of Environmental Conservation 270 Michigan Avenue
Buffalo, New York 14203-2999

Regional Materials Management Engineer
Division of Materials Management
New York State Department of Environmental Conservation 270 Michigan Avenue
Buffalo, New York 14203-2999

Regional Attorney
New York State Department of Environmental Conservation 270 Michigan Avenue
Buffalo, New York 14203-2999

2.             Communication to Respondent shall be sent to:

John Bordynuik
1783 Allanport Road, Allanburg Ontario, Canada
L0S 1A0

B. The Department and Respondent reserve the right to designate additional or different addresses for communication on written notice to the other given in accordance with this Section.

IV.           Reservation of Rights.  The Department hereby reserves all its legal, administrative and equitable rights arising at common law or as granted to it pursuant to statute or regulation, including, but not limited to, any summary abatement powers the Commissioner may have pursuant to ECL 71-0303 with respect to any party, including Respondent.

V.           Indemnification. Respondent shall indemnify and hold the Department, the State of New York, and their representatives and employees harmless for all claims resulting from the acts and/or omissions of Respondent or resulting from the compliance or attempted compliance with the provisions of this Order.

VI.           Effect of Order. The provisions of this Order shall constitute the complete and entire Order issued to Respondent. No modification to this Order shall be effective except as set forth in writing and approved by the Commissioner or a duly authorized representative upon (a) written application by Respondent and with specific justification for the relief sought; (b) upon the Commissioner’s own findings after an opportunity to be heard has been given to respondent; or (c) pursuant to the summary abatement provisions of the ECL. The provisions, terms, and conditions of this Order shall be deemed to bind Respondent, its agents, servants, employees, successors and assigns.

VII.          Access. For the purpose of monitoring or determining compliance with this Order or the ECL, employees and agents of the Department shall be provided access to any facility, site, or records owned, operated, controlled or maintained by Respondent; to inspect and/or perform such tests as the Department may deem appropriate; to copy such records; and/or to perform any other lawful duty or responsibility.

VIII.        Failure, Default, and Violation of Order. Respondent's failure to comply fully and in timely fashion with any provision, term, or condition of this Order shall constitute a default and a failure to perform an obligation under this Order and under the ECL and shall constitute sufficient grounds for revocation of any permit, license, certification, or approval issued to Respondent by the Department.

IX.           Miscellaneous

A. All references to “days” in this Order are to calendar days unless otherwise specified.

B. The paragraph headings set forth in this Order are included for convenience of reference only and shall be disregarded in the construction and interpretation of any of the provisions of this Order.

C. In the event of an inconsistency between the provisions of any attachment or appendix of this Order and any term, condition, or provision contained in Paragraphs I through XI of this Order, the term, condition, or provision contained in that Paragraph, and not that in any attachment or appendix of this Order, shall control.

X.            Effective Date. The effective date of this Order shall be the date that the Commissioner or his designee signs it. The Department will provide Respondent (or Respondent’s counsel) with a fully executed copy of this Order as soon as practicable after the Commissioner or his designee signs it.

XI.           Termination Date. This Order shall terminate upon issuance of the permits, or six months from the effective date of the Order, whichever is sooner. Failure of Respondents to obtain the necessary permits within six months of the effective date of the Order shall require the Respondent to immediately discontinue operations.

DATED:     Buffalo, New York

              , 2010

Peter Iwanowicz, Acting Commissioner
NEW YORK STATE DEPARTMENT OF
ENVIRONMENTAL CONSERVATION

By:
Abby M. Snyder
Regional Director

CONSENT BY RESPONDENT

Respondent hereby consents to the issuing and entering of the aforementioned Order, waives its right to a hearing as provided by law, and agrees to be bound by the provisions, terms and conditions contained therein.

Corporations or Partnership Respondent(s):

Respondent: JBI, Inc.

By:

Title: Date

STATE OF NEW YORK)
                                           ) ss.:
COUNTY OF                   )

On the                 day of                     in the year 2010, before me, the undersigned,

personally appeared                                                                                                                                      ,
(Full name)

personally known to me who, being duly sworn, did depose and say that he/she/they reside at

(Full mailing address)

and that he/she/they is (are) the
(President or other officer or director or attorney in fact duly appointed)

of JBI, Inc., the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by the authority of the board of directors of said corporation.

                           Notary Public, State of New York

Schedule A

Respondent shall, on or before the dates indicated:

		Item	Date

1.	Submit an Environmental Assessment Form (EAF), revised as necessary, to include both the Air State Facility permit and the 6 NYCRR Part 360 permit.		February 1, 2011

2.	Submit a complete application pursuant to 6 NYCRR 621.2(f) for a Part 360 solid waste permit. The application must address the provisions of Subparts 360-1 and 3 and must include the following:		March 1, 2011

	A.	A detailed Engineering Report, Operation and Maintenance Manual, engineering drawings and specifications, prepared by a registered NYS Professional Engineer, for the following items relevant to solid waste processing:

i. Site plans
ii. Building plans
iii.  Storage capacity for plastic waste, finished fuels, and other process materials
iv.  Site entrances/exits
v.  Surrounding facilities
vi.  Run-on and runoff controls, e.g., secondary containment
vii.  Fire suppression and other safety equipment
viii.  Description of how the Facility is consistent with the “solid waste management hierarchy” set forth in ECL Section 27-0106

B.
A detailed Waste Control Plan, specifying the following:
i) the amounts and types of plastics and their sources; ii)what procedures will be used to reasonably ensure that the plastics JBI receives are destined for disposal and cannot be recycled; iii) Procedures for handling authorized and unauthorized wastes and bypass waste during normal facility operation and when the pyrolysis unit is not in operation or down for maintenance and repair; (iv) procedures for waste characterization and appropriate disposal of all process residues; and v) information regarding JBI’s present and future anticipated throughput of waste for the projected life of the facility, and whether the Facility can accommodate future expansion in storage and the number of delivery vehicles.

	C.	A Contingency Plan to address how facility staff will minimize hazards to human health and the environment resulting from fires, explosions, releases into the air, onto the soil, or into groundwater or surface water and other emergencies.

	D.	A Closure Plan that identifies steps necessary to close the Facility, including proper disposal of unused plastics, fuels, process materials, or other waste materials remaining on site. The Closure Plan should include a closure cost estimate for decommissioning and cleanup of the facility.

3.	Submit an application for a BUD in order to establish that the outgoing raw fuel oil is not a solid waste for purposes of handling and transport, and that the raw oil will meet general acceptability criteria as a feedstock for fuel refining. Documentation must include a specification for the outgoing raw oil, and the specific destination of the oil for further processing or manufacturing. Any rejected oil product would need to be managed under applicable Part 360 or 370 series regulations.		March 1, 2011

4.	Submit a revised Air State Facility Permit application for more than one pyrolysis unit.		January 15, 2011

5.	While awaiting issuance of project permits, operate the one existing pyrolysis unit commercially under the terms and conditions of the 12/02/2010 Draft Working Copy of Air State Facility Permit ID 9-2911-00348/00002, which is attached to this Order as Schedule B.		Immediately

6.
Until a Part 360 Permit to operate a solid waste management facility is issued by the Department, Respondent must comply with all other applicable solid waste laws of Article 27 of the ECL, and the regulations promulgated thereunder found in Part 360 of 6 NYCRR.
Immediately

7.	Commence construction of a second pyrolysis unit.		Immediately